Date:	January 27,2009

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2008 EARNINGS

•	Net income of $8.02 million for the year; $1.68 million for the fourth quarter
•	Net interest margin 3.87% for the year; 3.85% for the fourth quarter
•	Increased net charge-offs and provisions for loan losses
•	Allowance for loan losses 1.37% of loans
•	Shareholders’ equity of $102.3 million represents13% of assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced unaudited  earnings of $8.02 million for 2008.  This net income produced returns on average assets and average equity of 1.02% and 7.79%, respectively.  Earnings per share were $1.32 on a basic basis, and $1.31 on a diluted basis.  Net income for the fourth quarter of 2008 was $1.68 million, which produced annualized returns on average assets and average equity of 0.86% and 6.53%, respectively.  Fourth quarter earnings per share were $0.28 on both a basic and diluted basis.

Challenging Economic Conditions
National economic conditions remain under significant stress, and the U.S. Government has taken numerous measures to provide liquidity and stability to the financial markets.  These conditions have produced a banking environment of low interest rates, tight margins, slow growth, declining credit quality, and lower earnings.

Strong Financial Performance
“American National continues to perform well under difficult economic conditions,” stated Charles H. Majors, President and Chief Executive Officer.  “While the standards of performance in our industry have changed significantly due to the dramatic events taking place in the economy, I am pleased that, during 2008, American National once again exceeded industry averages for earnings, capital, and credit quality.  Through our strategic focus on soundness, efficiency, and profitability, we have avoided many of the issues encountered by other financial institutions.  While maintaining our credit standards, we increased our net loans by approximately $20 million in 2008.”

Capital Remains High
American National’s capital ratios are among the highest in the country.  At December 31, 2008, total shareholders’ equity was 13.0% of assets, and the ratio of tangible equity to tangible assets was 10.2%.  As a result of its strong capital position, American National elected not to participate in the United States Treasury Department’s voluntary Capital Purchase Program.

Credit Quality Measurements Remain Below Industry Averages; Charge-Offs Increase
Nonperforming assets were below industry averages and represented 0.91% of total assets at December 31, 2008, compared to 0.92% at September 30, 2008.   Nonperforming assets at year-end consisted of $2.85 million of nonaccrual loans and $4.31 million of foreclosed real estate.  Net charge-offs increased to $859,000 during the fourth quarter of 2008, and were comprised of $1.01 million of charge-offs and $153,000 of recoveries.  One development loan accounted for $575,000 of the fourth quarter charge-offs; the same loan accounted for $3.26 million of the year-end foreclosed real estate.  Loans 30-89 days delinquent remain well below industry averages, at 0.28% of loans as of December 31, 2008.  The allowance for loans losses was $7.82 million, or 1.37% of loans, at year-end 2008.

Lower Interest Rates Impact Net Interest Income
Net interest income declined from $6.86 million in the third quarter of 2008 to $6.72 million in the fourth quarter.  For the full year 2008, net interest income was $27.03 million, compared to $29.23 million in 2007.  Net interest income was adversely impacted by a series of rate reductions enacted by the Federal Reserve beginning in September 2007.  The Federal Reserve lowered the federal funds rate most recently in December 2008.  This rate reduction negatively impacted fourth quarter 2008 interest income, and will also negatively impact interest income in the first quarter of 2009.

Economic Conditions Impact Noninterest Income
Noninterest income totaled $1.88 million in the fourth quarter of 2008, compared with $2.06 million in the previous quarter.  Adverse changes in the financial markets negatively impacted the income derived from trust, retail brokerage, and mortgage banking services.  Other fees and commissions increased during the fourth quarter due in large part to increased income related to check card services.

Noninterest Expense Up Slightly in Fourth Quarter
Noninterest expense totaled $5.55 million in the fourth quarter of 2008, compared to $5.49 million in the previous quarter and $5.33 million in the fourth quarter of 2007.    Increases in noninterest expense over the prior year have been modest, due to expense control practices.  During 2007 and through the first nine months of 2008, the Company, like many other financial institutions, incurred minimal FDIC insurance premium expense, due to a credit that was used to offset the expense.  During the fourth quarter of 2008, American National exhausted the credit and began incurring FDIC insurance premium expense.  The amount of the expense is determined based on the level of deposits and other factors.  Additionally, the FDIC recently announced an increase in insurance premiums for 2009.  As a result of these two occurrences, FDIC insurance expense is expected to increase in 2009, compared to 2008.

New Branch Location Opened
       On January 26, 2009, American National opened a full service office located in the Piedmont Drive section of Danville, Virginia.  Two existing Danville branch offices are being consolidated into the new Piedmont Drive office, which offers expanded business hours, retail lending services, and additional space for administrative offices.

About American National
American National Bankshares Inc. is a bank holding company with assets of $789 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with twenty banking offices and a loan production office.  The Bank also manages an additional $411 million of assets in its Trust and Investment Services Division.
American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-four ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” telephone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.